Exhibit 23.1

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CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Trinity Biotech plc for the registration of 3,479,000 Class A Ordinary Shares and to the incorporation by reference therein of our report dated March 31, 2004 with respect to the consolidated financial statements of Trinity Biotech plc included in its Annual Report on Form 20-F for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/Ernst & Young
Dublin, Ireland

June 16, 2004